Exhibit 10.27



                          AQUAPENN SPRING WATER COMPANY

                  NON-QUALIFIED DEFERRED COMPENSATION AGREEMENT


         THIS AGREEMENT made this 1st day of October, 1994 by and between AquaPenn Spring Water Company, a Pennsylvania Business Corporation with its principal office in State College, Pennsylvania ("Corporation")


                                       AND

         EDWARD J. LAUTH, III, an individual of State College, Pennsylvania ("Employee").


                                   BACKGROUND

         A. Corporation employs Employee, and Employee serves Corporation in such capacity as Corporation may designate from time to time.

         B. Employee currently devotes all of his time, attention, skill and efforts to the performance of duties on behalf of Corporation.

         C. Pursuant to the terms of an Employment Agreement entered into on even date herewith, Corporation has agreed to provide a non-qualified deferred compensation benefit to Employee.


         NOW THEREFORE, in consideration of the foregoing, and intending to be legally bound, the parties agree as follows:

         1. Definitions. Certain terms shall be defined in this Agreement as follows:

                  a. "Agreement" means this Non-qualified Deferred Compensation Agreement.

                  b. "Beneficiary" means the person, persons, estate or trust which Employee shall designate from time to time to receive either: (i) the pre-retirement death benefit payable hereunder in the event of Employee's death prior to retirement; or (ii) the balance of the retirement benefit payable hereunder in the event of Employee's death following his retirement from Corporation.






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                  d. "Board" means the Board of Directors of Corporation.

                  e. "Compensation" means the salary, received by Employee from Corporation, as to which Corporation is required to withhold federal income taxes, under applicable federal income tax laws.

                  f. "Deferred Compensation Account" means the separate book reserve maintained by Corporation for amounts that are credited to Employee hereunder.

                  g. "Effective Date" means December 15, 1994.

                  h. "Plan Year" means the twelve (12) month period used by Corporation from time to time for tax reporting purposes.

         2. Deferred Compensation Account. Corporation shall credit to the Deferred Compensation Account established for Employee an amount equal to fifteen (15%) percent of Employee's Compensation for each Plan Year. In addition, Corporation shall credit the Deferred Compensation Account with an amount each Plan Year representing earnings on amounts previously credited to the Deferred Compensation Account ("Earnings"). Earnings credited to the Deferred Compensation Account shall be based on the actual investment experience of Corporation on funds it may hold for investment for the purpose of meeting its obligations hereunder. Provided, however, that if the Corporation invests in life insurance contracts as a means of meeting its obligations hereunder, the Deferred Compensation Account for Employee shall not be adjusted for any surrender or liquidation charges on such life insurance contracts.

         3. Vesting. Employee shall vest in the benefit payable under Paragraph 4 of this Agreement in accordance with the following table:


      Date of Termination                        Vested Portion of Deferred
         of Employment                              Compensation Account

        Before 12/31/94                                        40 %
      1/1/95 to 12/31/95                                       50 %
      1/1/96 to 12/31/96                                       60 %
      1/1/97 to 12/31/97                                       70 %
      1/1/98 to 12/31/98                                       80 %
      1/1/99 to 12/31/99                                       90 %
    1/1/2000 and following                                    100 %

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         4. Termination of Employment of Employee. In the event of Employee's termination of employment, Corporation shall distribute to Employee, on the first day of the next succeeding five (5) Plan Years following Employee's termination of employment an amount equal to the applicable percentage of the vested portion of Employee's Deferred Compensation Account determined by reference to the following table:

       Plan Year Following Termination             Applicable Percentage
               of Employment

              First                                            20 %
              Second                                           25 %
              Third                                            33 %
              Fourth                                           50 %
              Fifth                                           100 %

         5. Disability of Employee. In the event Employee's employment by Corporation is terminated due to disability, the vesting schedule set forth in Paragraph 3 hereof shall not apply and Employee shall be 100% vested in the Deferred Compensation Account. For purposes of this agreement, disability shall mean Employee's inability to discharge substantially all his duties of employment because of illness or incapacity as determined by a physician mutually agreeable to Employee and Corporation.

         6. Death Benefits.

                  a. Pre-Retirement. In the event Employee's employment by Corporation is terminated due to Employee's death, Employee's Beneficiary shall be entitled to receive a death benefit equal to the value of Employee's Deferred Compensation Account. Such death benefit shall be paid in a lump sum to Employee's beneficiary within one hundred twenty (120) days of Employee's death.

                  b. Post-Retirement. In the event Employee dies after benefits have commenced to be paid under Paragraph 4 hereof, the remainder of such payments shall be paid to Employee's Beneficiary at the same time as such payments would have been paid to Employee had he survived.

         7. No Assignment. Neither Employee nor Employee's Beneficiary or personal representative shall have any right to commute, sell, assign, transfer, encumber or otherwise dispose of the right to receive payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable. Any attempted assignment or transfer by Employee or Employee's Beneficiary or personal representative shall be of no effect. Corporation shall have the right to assign this Agreement and to transfer its obligations hereunder.


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         8. No Employment Guarantee. Nothing contained in this Agreement shall be construed as conferring upon Employee the right to continue in the employment of Corporation.

         9. Authority of Board. The Board shall have the full power and authority to interpret, construe and administer this Agreement. The Board's interpretations and construction hereof and actions hereunder, including any valuation of a Deferred Compensation Account, or the amount(s) to be paid therefrom, shall be binding and conclusive on all persons for all purposes. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation or administration of this Agreement unless attributable to his/her own willful misconduct or lack of good faith.

         10. Liability of the Corporation. Nothing contained in this Agreement shall constitute the creation of a trust or other fiduciary relationship between Corporation and Employee or between Corporation and the Beneficiary or any other person. Corporation shall not be considered a trustee by reason of the existence of this Agreement.

         11. Funding; Assets. Corporation reserves the absolute right in its sole and exclusive discretion either to fund the obligations of Corporation undertaken by this Agreement or to refrain from funding the same, and to determine the extent, nature and method of such funding. Should Corporation elect to fund this Agreement, in whole or in part, through life insurance or annuity contracts, or both, Corporation shall be the owner and beneficiary of each such policy. Corporation reserves the absolute right, in its sole discretion, to terminate any such contract, as well as any other funding program, at any time, either in whole or in part. Title to, and beneficial ownership of, any assets which Corporation may earmark to pay the benefits hereunder shall at all times remain in Corporation. Employee and Employee's Beneficiary or personal representative shall not have any property interest whatsoever in any specific assets of Corporation. Nothing set forth in this Agreement shall cause such assets to be treated as anything but the general assets of Corporation.

         12. Insurance Policies. Employee understands that Corporation may make application to purchase a life insurance policy or policies on his life, which will be owned by Corporation and under which it will be the sole beneficiary. Employee agrees to provide Company with such information as it may require in order to make such application and to cooperate fully with Corporation in respect of such application, including the taking of a physical examination if requested to do so. In the event the insurance company to which application is made declines to issue the policy at standard premium rates, this Agreement will be void unless Corporation decides otherwise. Similarly, if Employee should die

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while employed and the proceeds of the policy on Employee's life are not paid to
Corporation because the information Employee has furnished in connection with the application is materially false or Employee's death was caused by suicide within two (2) years of the date on any policy on Employee's life is issued, Corporation will be under no obligation to pay the benefits herein provided.

         13. Claims Procedure. In the event that benefits under this Agreement are not paid to Employee, and Employee feels entitled to receive them, a claim shall be made in writing to the administrator within sixty (60) days from the date payments are not made. Such claim shall be reviewed by the administrator. If the claim is denied, in full or in part, the administrator shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, specific reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired.

         If a claim is denied and a review is desired, Employee shall notify the administrator in writing within sixty (60) days (and a claim shall be deemed denied if the Administrator does not take any action within the aforesaid ninety
(90) day period). In requesting review, Employee may review this Plan or any documents relating to it and submit any written issues and comments Employee may feel appropriate. In its sole discretion, the Administrator shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific reasons for the decision and shall include specific reference to specific provisions of this Plan on which the decision is based.

         14. Plan Administrator. For purposes of implementing the claims procedure contained in Paragraph 13 (but not for any other purpose), the Board is hereby designated as the Named Fiduciary and Administrator of this Agreement.

         15. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

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         IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

ATTEST:                                       AQUAPENN SPRING WATER COMPANY


/s/signature illegible                        By: /s/ Edward J. Lauth, III
-----------------------------                 -------------------------------
                  , Secretary                 Edward J. Lauth, III, President



WITNESS:                                      EMPLOYEE:



/s/Geoffrey F. Feidelberg                     /s/ Edward J. Lauth, III
-----------------------------                 -------------------------------
                                              EDWARD J. LAUTH, III


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                          AQUAPENN SPRING WATER COMPANY

                             Beneficiary Designation

         BENEFICIARY DESIGNATION/CHANGE.  I, the undersigned,

                  hereby designate  Susan Natalie Lauth
                                   ----------------------------
                  ---------------------------------------------
                  ---------------------------------------------
                  as beneficiary of any benefits payable under the Non-Qualified Deferred Compensation Agreement between me and AquaPenn Spring Water Company (the "Agreement") following my death.

         The terms of this form are under and subject to all of the provisions of the Agreement. I acknowledge having received and read a copy of the Agreement.

WITNESS:                                             EMPLOYEE:


/s/Geoffrey F. Feidelberg                            /s/ Edward J. Lauth
-----------------------------                 -------------------------------
                                                     EDWARD J. LAUTH, III

Date:  12/7/94


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